Exhibit 23.4
SANTA MONICA MEDIA CORPORATION
April 21, 2006
BY FAX:
Re:     Consent to being named in registration statement
Ladies and Gentlemen:
     This letter agreement (“Consent Letter”) is being delivered to you in connection with Amendment No. 2 to the Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by Santa Monica Media Corporation (the “Company”) with the Securities and Exchange Commission, which relates to the Company’s initial public offering. The Company requests your consent to be named in the Registration Statement as the source for the factual information and projections included on Exhibit A hereto and to be named as an expert in the Registration Statement with respect to those statements.
     Please acknowledge your consent to the foregoing by signing this Consent Letter in the space provided below and faxing it to the attention of the undersigned at the Company (fax number:                    ).

Very truly yours, SANTA MONICA MEDIA CORPORATION
By:	/s/ David Marshall
	Name:	David Marshall
	Title:	Chairman, Chief Executive Officer and President

ACKNOWLEDGED AND CONSENTED:
[ ComScore Networks, Inc. ]

By:	/s/ Lisa Brenner
Name: Lisa Brenner
Title: Vice President, Financial Operations

Exhibit A
Data used:
Unique visitors Feb 2006 (in thousands)
MySpace.com – 37,349
Facebook.com – 10,513
Source:
comScore Networks Inc.
Quote:
“According to comScore Networks, in February 2006, My Space had approximately 37 million unique visitors and Facebook had approximately 11 million unique visitors.”